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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 Date of Report
                        (date of earliest event reported)
                                  July 19, 2001


                             NORTEL NETWORKS LIMITED
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          CANADA                     000-30758                   62-12-62580
----------------------------     -----------------         ---------------------
(State or other jurisdiction        (Commission               (IRS Employer
      of incorporation)             File Number)           Identification No.)




8200 Dixie Road, Suite 100, Brampton, Ontario, Canada                 L6T 5P6
-----------------------------------------------------              -------------
    (address of principal executive offices)                         (Zip code)


Registrant's telephone number, including area code (905) 863-0000.


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ITEM 5. OTHER EVENTS

On July 19, 2001, Nortel Networks Corporation released its financial results for the second quarter of 2001. Nortel Networks Corporation owns all of the Registrant's common shares and the Registrant is Nortel Networks Corporation's principal direct operating subsidiary.

Nortel Networks Corporation stated that revenues from continuing operations were US$4.61 billion for the second quarter of 2001 compared to US$7.21 billion in the same period in 2000. Pro forma net loss from continuing operations(a) for the second quarter of 2001 was US$1.55 billion, or US$0.48 per common share, compared to pro forma net earnings of US$637 million, or US$0.21 per common share on a diluted basis, for the same period in 2000.

During the second quarter of 2001, Nortel Networks Corporation continued to execute programs to reduce its cost structure and streamline operations. Specifically, Nortel Networks Corporation announced its decision to discontinue its access solutions operations and exit or sell its ownership interest in the various access solutions businesses over the next 12 months. In the quarter, US$2.8 billion (after tax) was recorded related to the net loss for the quarter and the charge for the disposition of the discontinued access solutions operations. Nortel Networks Corporation also recorded a US$833 million (after tax) charge for restructuring associated with workforce reductions and facilities closures related to business streamlining activities in the quarter. Of the previously announced net aggregate reduction of approximately 30,000 positions, Nortel Networks Corporation has completed the process to reduce approximately 23,000 positions to date. The remaining net reduction of approximately 7,000 positions is expected to be completed over the next eight weeks. The benefits from these programs are expected to result in estimated cost savings of approximately US$1 billion (pre-tax) per quarter (up from its previous estimate of approximately US$875 million (pre-tax) per quarter). Nortel Networks Corporation expects to substantially realize that level of savings exiting 2001.

Also in the quarter, in light of the adjustment of technology valuations and current business outlook, Nortel Networks Corporation took a US$12.3 billion (after tax) charge for the write down of intangible assets, primarily goodwill related to certain acquisitions. Including the net loss from discontinued access solutions operations, Acquisition Related Costs(a), stock option compensation from acquisitions and divestitures, one-time gains and charges, and the intangible assets write down, Nortel Networks Corporation recorded a net loss applicable to common shares in the second quarter of 2001 of US$19.43 billion, or US$6.08 per common share.

Nortel Networks Corporation also stated that cash outflow from operations was approximately US$500 million for the quarter, which was significantly better than expectations. Nortel Networks Corporation's funded customer financing portfolio is essentially unchanged in the quarter and Nortel Networks Corporation significantly reduced its unfunded commitments. In the quarter, Nortel Networks Corporation obtained an additional US$2 billion in bank credit facilities, which, combined with available financing commitments and current cash balances, provide Nortel Networks Corporation in excess of US$5 billion in sources of available liquidity.

Nortel Networks Corporation stated that challenging industry dynamics are expected to continue and it does not expect meaningful growth in spending to occur before the second half of 2002. As a result, Nortel Networks Corporation's visibility continues to be limited for the near term and Nortel Networks Corporation did not provide guidance for the third quarter or full year.

The financial results of the Registrant are fully consolidated into Nortel Networks Corporation results. The Registrant has preferred shares which are publicly traded in Canada. For the second quarter of 2001, the Registrant took a restructuring charge of US$833 million (after tax) associated with the completion of workforce reductions and the closure of certain facilities related to business streamlining; recorded US$2.4 billion (after tax) related to the net loss for the quarter and the charge for the disposition of the discontinued access solutions business; and took a charge of US$2.1 billion to reflect the write down of intangible assets associated with certain of its acquisitions. All such amounts are included in the consolidated Nortel Networks Corporation amounts described above.

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Certain information included herein is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence on new product development; the impact of rapid technological and market change; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry, the uncertainties of the Internet; the ability to recruit and retain qualified employees; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the impact of the credit risks of our customers; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in having to pay substantial penalties or liquidated damages; the impact of increased provision of customer financing and commitments; potentially higher costs actually incurred in connection with restructuring actions compared to the estimated costs of such actions; and the inherent uncertainties underlying the estimates and assumptions used in calculating asset valuations. For additional information with respect to certain of these and other factors, see the reports filed by the Registrant and Nortel Networks Corporation with the United States Securities and Exchange Commission. The Registrant and Nortel Networks Corporation disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(a) Pro forma net earnings/loss from continuing operations is defined as reported net loss from continuing operations before "Acquisition Related Costs" (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July
     1998), stock option compensation from acquisitions and divestitures, and one-time gains and charges.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  NORTEL NETWORKS LIMITED


                                                  By: /s/ DEBORAH J. NOBLE
                                                      --------------------------
                                                      Deborah J. Noble
                                                      Corporate Secretary



                                                  By: /s/ BLAIR F. MORRISON
                                                      --------------------------
                                                      Blair F. Morrison
                                                      Assistant Secretary


Dated:  July 23, 2001


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